                                                                    EXHIBIT 10.2


                               EXCHANGE AGREEMENT

         THIS EXCHANGE AGREEMENT ("Agreement") made effective this 23rd day of November, 2004, by and among LOUISIANA HEALTH CARE GROUP, LLC ("LHCG"), LHC GROUP, LLC ("LHC Group"), and David Hebert, Christopher Thibodeaux, Daryl Albro and Kevin Touchet (each individually a "Shareholder" and collectively the "Shareholders"). LHCG, LHC Group and the Shareholders are referred to, collectively, herein as the "Parties".

                                    RECITALS

         The Parties are the sole shareholders of Hebert, Thibodeaux, Albro and Touchet Therapy Group, Inc. ("HTATTG"), with LHCG holding 51 shares of stock and each other Shareholder owning the shares of stock as set forth opposite their name in Section 1 below (the "Shares").

         Pursuant to the terms of a written Shareholders' Agreement effective May 1, 2004 by and among the Parties (the "Shareholders' Agreement") acknowledged to be the current Shareholders' Agreement of HTATTG (a copy of which is attached as Exhibit I), the Shareholders have options to convert their Shares in HTATTG into equity in LHC Group (the "Conversion Right") upon the occurrence of certain triggering events, including, but not limited to the closing of a qualifying initial public offering involving the equity of LHC Group.

         The Parties wish to enter into this Agreement in order to set forth their rights and obligations relating to the Conversion Rights in the event of a Qualifying IPO.

                   THE PARTIES HEREBY AGREE TO THE FOLLOWING:

1. EXCHANGE. Upon the closing of a Qualifying IPO (as defined below), the Shareholders shall transfer, convey and deliver to LHC Group all right, title and interest hi the Shares in exchange for the following shares of LHC Group common stock which shall be adjusted proportionately for any and all stock splits occurring prior to the Qualifying IPO (the "Restricted Securities"):


                                                                Pre-Split
                                                     HTATTG     LHC Group
                        Shareholder                  Shares      Shares
                        --------------------------------------------------
                  A.    David Hebert                 14.75       13,653
                  B.    Christopher Thibodeaux       14.75       13,653
                  C.    Daryl Albro                   7.25        6,711
                  D.    Kevin Touchet                12.25       11,339

         LHCG, a wholly owned subsidiary of LHC Group, will retain its holding of 51.00 shares of the common stock of HTATTG.

2. ISSUANCE OF STOCK CERTIFICATES/STOCK RESTRICTIONS. On the closing date of the Qualifying

         IPO, LHC Group shall issue stock certificates to the Shareholders evidencing their ownership interest in the Restricted Securities. The Shareholders hereby acknowledge that the Restricted Securities will not be registered under the Securities Act (as defined below). The Shareholders also agree not to sell or transfer the Restricted Securities for a period of at least one year following the closing date of the Qualifying IPO. Further, the Shareholders agree to execute a lock up agreement in a form agreed to by LHC Group and the underwriters in the Qualifying IPO pursuant to which the Shareholders will agree not to sell any of the Restricted Securities for a period of one year following the closing date of the Qualifying IPO.

3. RETURN OF SHARES. On the closing date of the Qualifying IPO, the Shareholders shall return to LHC Group any and all certificates or other instruments evidencing their ownership of the Shares or any other class of stock in HTATTG, and shall, at the option of LHC Group, deliver such other evidence of the transfer of their interest to LHC Group as is reasonably required by LHC Group.

4.       REPRESENTATIONS.

         a. each Shareholder represents and warrants to LHC Group that he has not assigned, transferred or conveyed any interest in the Shares to any affiliate or other third party, and that he owns such Shares free and clear of any and all liens, mortgages, charges, encumbrances, voting trust or other restrictions of any kind;

         b. each Shareholder represents that he has received no material information regarding this investment in LHC Group other than information that is generally available to the public. Each shareholder further acknowledges and represents that he has not made his decision to enter into this Agreement, or caused any other Shareholder to enter into this Agreement, based in whole or in part on any representations of LHC Group, its officers, shareholders, attorneys, consultants or agents regarding LHC Group or its future, or the investment;

         c. each Shareholder is converting his Shares into the Restricted Securities for his own account, with the intention of holding the Restricted Securities for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Restricted Securities; and each Shareholder further represents that he will not make any sale, transfer, or other disposition of the Restricted Securities without registration under the Securities Act (as defined below) and similar state acts unless an exemption from registration is available under the Securities Act and similar state acts.

         d. The current facts surrounding this investment do not satisfy conditions under Rule 144 under the Securities Act that would permit the undersigned to resell the Restricted Securities under such Rule; even if satisfaction of the conditions under Rule 144 should occur, the undersigned could resell the Restricted Securities in reliance upon the provisions of Rule 144 only in limited amounts and in accordance with the other terms and conditions of Rule 144; and in connection with any resale of the Restricted Securities by the undersigned that Rule 144 does not permit, the undersigned must comply with some other registration exemption.

         e. Each of the Shareholders acknowledges that by reason of his business or financial experience or the business or financial experience of his professional advisor(s), he has the capacity to protect his own interests in connection with the receipt of the Restricted Securities.

5.       SETTLEMENT AND COMPROMISE.

         a. The Parties acknowledge and agree that, effective as of the closing date of the Qualifying IPO, the terms of this Agreement shall serve as a full and complete settlement and compromise of any and all claims, demands, liens, lawsuits, actions, causes of action, debts, costs, rights, liabilities, damages, costs and expenses arising out of, related to, or in any way connected with the Shareholders' ownership of the Shares and the Parties' relationship under the Shareholders' Agreement, provided that nothing in this Agreement shall release any party of their obligations set forth in this Agreement.

         b. The Parties further acknowledge and agree that, effective as of the date of this Agreement, the terms of this Agreement shall serve in lieu of, and supersede in their entirety the terms of the Shareholders' Agreement with regard to the Conversion Rights notwithstanding any provision to the contrary contained therein. The Shareholders hereby release LHC Group, HTATTG and their officers, directors and affiliates from any and all claims, demands, liens, lawsuits, actions, causes of action, debts, costs, rights, liabilities, damages, costs and expenses relating to or arising out of the Conversion Rights excluding claims relating to the obligation of LHC Group to issue the Restricted Securities required by
                  Section 1 hereof upon a Qualifying IPO.

6. CONDITION PRECEDENT. The Parties' obligations under this Agreement are specifically conditioned upon the closing of a Qualifying IPO involving the equity of LHC Group. A "Qualifying IPO" means the sale by LHC Group or its successor of shares of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act") at a total public offering price per share (prior to underwriters' commissions and expenses) of not less than $10 (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to LHC Group of not less than $25 million (the "Qualifying IPO")

7. INDEMNIFICATION. Each Shareholder agrees to severally protect, defend, reimburse, pay, indemnify, release, dismiss, discharge and forever hold harmless LHC Group, its


Exchange Agreement                    3                            November 2004
         successors and assigns, in respect of any and all losses, claims, demands, liens, lawsuits, actions, causes of action, debts, costs, rights, liabilities, damages, costs and expenses, whether known or unknown, arising out of, related to, or in any way connected with their ownership of the Shares, the Parties relationship under the Shareholders' Agreement, or the representations made by the Shareholders herein.

8. CLOSING DATE RELEASE. In consideration for the receipt of the Restricted Securities, each Shareholder agrees that on the Closing Date of the Qualifying IPO he will execute a general release of LHC Group and HTATTG pursuant to which he agrees to release LHC Group, HTATTG and their officers, directors and affiliates from any and all claims, demands, liens, lawsuits, actions, causes of action, debts, costs, rights, liabilities, damages, costs and expenses arising out of, related to, or in any way connected with his ownership of the Shares, the Conversion Rights and the Parties' relationship under the Shareholders' Agreement.

9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto, their legal representatives, successors and assigns.

10. ENTIRE AGREEMENT. This Agreement supersedes all agreements previously made between the Parties hereto relating to its subject matter.

11. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Louisiana.

12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

                       [Signatures continued on next page]



Exchange Agreement                            4                    November 2004

         IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above.

WITNESSES                               LHC GROUP, LLC


/s/ Beth Comeaux                        BY:   /s/  Keith G. Myers
------------------------                     -------------------------------
                                             Keith G. Myers, Manager


/s/ Judy Mouton
------------------------                LOUISIANA HEALTH CARE GROUP, LLC
                                        BY:   LHC GROUP, LLC

                                        BY:    /s/  Keith G. Myers
                                              -------------------------------
                                              Keith G. Myers, Manager


                                        SHAREHOLDERS

                                          /s/ David Hebert
                                        -----------------------------------
                                        David Hebert


                                          /s/ Christopher Thibodeaux
                                        -----------------------------------
                                        Christopher Thibodeaux


                                          /s/ Daryl Albro
                                        -----------------------------------
                                        Daryl Albro


                                          /s/ David Hebert
                                        -----------------------------------
                                        David Hebert


                                          /s/ Kebin Touchet
                                        -----------------------------------
                                         Kebin Touchet


                        /s/ Richard A. MacMillan
                     -----------------------------
                        Richard A. MacMillan
                          Notary


Exchange Agreement                     5                           November 2004

                                   EXHIBIT I





















Exchange Agreement                     6                           November 2004

                                                                          VII-50



                  HEBERT AND THIBODEAUX PHYSICAL THERAPY, INC.

                             SHAREHOLDERS' AGREEMENT

         THIS AGREEMENT is entered into this 29th day of April, 2004, and is effective as of the 1st day of May, 2004 (the "Effective Date") by and between Louisiana Health Care Group, LLC, David D. Hebert, Christopher B. Thibodeaux, Kevin P. Touchet and Daryl J. Albro (hereinafter separately referred to as "Shareholder" and together as "Shareholders"), and Hebert and Thibodeaux Physical Therapy, Inc., a corporation organized and existing under the laws of the State of Louisiana, (hereinafter referred to as the "Corporation").


                           WITNESSETH:

         WHEREAS, the Corporation presently has authorized One Hundred (100) shares of common stock, One Hundred (100) of which are presently issued and outstanding;

         WHEREAS, the Shareholders own all of the outstanding shares of the Corporation;

         WHEREAS, the individual interest of each shareholder in the Corporation is as follows:


                                                     NUMBER OF
         NAME                                        SHARES
         ----                                        ------
         Louisiana Health Care Group, LLC            51.00
         David D. Hebert                             14.75
         Christopher B. Thibodeaux                   14.75
         Kevin P. Touchet                            12.25
         Daryl J. Albro                               7.25

         WHEREAS, each Shareholder is presently employed by the Corporation;

         WHEREAS, the parties have jointly negotiated the terms of this Agreement and intend this Agreement to have effect from and after the Effective Date noted above;

         WHEREAS, the Shareholders believe that it is in the best interests of the Shareholders and the Corporation to make provision for the terms governing their relationships, and the future disposition of the shares of the Corporation.

         NOW, THEREFORE, in consideration of the employment of each Shareholder by the Corporation, and the premises and mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the stock aforementioned, and to set forth the terms, rights and responsibilities governing their relationships, it is hereby agreed as follows:

                                       I.
                             DIRECTORS AND OFFICERS


1.1 For so long as this Agreement remains in effect, each Shareholder agrees to vote all of such Shareholder's shares of common stock of the Corporation entitled to vote which may now or hereafter be owned or held of record by such Shareholder, or as to which such Shareholder now or hereafter has voting power, and otherwise exert their best efforts at all times in good faith, to effectuate the election of the following candidates as Directors:

                Directors
                ----------
                Keith G. Myers
                Earline Bihm

1.2 For so long as this Agreement remains in effect, each Shareholder agrees to cause the elected directors to vote, and otherwise exert their best efforts at all times in good faith, to effectuate the election of the following candidates for office:

         President:       Keith G. Myers

         Secretary-Treasurer:   Christopher Thibodeaux

1.3 Each Shareholder in his capacity as Shareholder and Director, hereby grants to, and is deemed to have executed in favor of, all of the other Shareholders and Directors, an irrevocable proxy to vote, or to give written consent with respect to, all the voting equity securities owned by the grantor of the proxy (i) for the election of the officers and board of directors as designated herein, (ii) against any amendment or restatement of the Corporation's articles of incorporation, (iii) against any amendment or restatement of the Corporation's bylaws, (iv) against any increase in the number of directors, (v) against the issuance of any stock or securities, or any subscriptions, warrants, options or other rights for same, and (vi) against the termination of the Corporation's Management Agreement with LHC Group, LLC or its successors.

1.4 The shareholders agree to use their best efforts, in good faith, to attend all meetings, to vote and act harmoniously, and to elect all members of the Board and officers annually.


                                       II.
                 RESTRICTIONS ON TRANSFER OF SHARES

2.1 RESTRICTION ON SHARES. So long as all the Shareholders are alive, each shall not transfer or encumber, in any manner, the shares of the Corporation which he now owns or may hereafter acquire, except as follows:

A. SALE, TRANSFER OR ENCUMBRANCE OF SHARES. Any Shareholder who desires to sell, transfer or encumber all or any part of his shares shall first offer such shares for sale to the Corporation, and thereafter to the other Shareholders who are parties to this Agreement at the same price and on the same terms offered by a bonafide prospective purchaser, or transferee, as the case may be. Within thirty (30) days of receipt of a written offer, the Corporation shall have the right to purchase the entirety of the shares thus offered or any lesser portion thereof for a price in proportion to the offering price based on the number of shares it agrees to purchase. In the event that the Corporation does not purchase the entirety of the shares thus offered, the other Shareholders may purchase the shares not so accepted, and in such case shall be ratable to the respective holdings of such other Shareholders, but if any such Shareholder, entitled to purchase shares, fails to accept the offer, either in whole or in part, the other Shareholders may purchase the shares not so accepted. If such other Shareholders fail to purchase the shares within ten (10) days after written notice from the selling Shareholder that the Corporation has refused the offer of shares, the restrictions upon such shares, imposed by this paragraph, shall automatically terminate at the end of thirty (30) days from the date of the notice.

2.2 REVERSION OF STOCK UPON TERMINATION OF EMPLOYMENT. Upon the termination of employment with the Corporation of a Shareholder, all the shares held by said Shareholder shall revert to the Corporation, automatically and immediately, effective upon the date the employment terminates. Within ninety (90) days of the effective date of termination of employment, the Corporation shall tender to the terminated Shareholder an amount equal to the product of the book value of the Corporation and the percentage of stock held by the terminated Shareholder (calculated based upon the then issued and outstanding stock of the Corporation), as of the effective date of termination of employment.

2.3 OPTION TO PURCHASE STOCK ON DEATH OR TERMINATION OF EMPLOYMENT. Upon the death of a Shareholder, or upon the termination of employment of a Shareholder by the Corporation the remaining Shareholders shall have the option to purchase all the shares of stock of the Corporation owned by the deceased or terminating Shareholder, upon the following terms:

         A. RIGHT TO PURCHASE. The right to purchase in such case shall be ratable to the respective holdings of the remaining Shareholders, but if any such Shareholder fails to exercise his option, either in whole or in part, the other Shareholders may purchase such shares. The option to purchase the shares of the decedent shall be exercised by serving written notice on the representative of the succession of the decedent or the terminating employee ("Transferror") within fifteen (15) days after the qualification of such representative or the termination of employment. In the event the remaining Shareholders fail to purchase all the stock of the deceased or terminating Shareholder, the Corporation may elect to purchase the remaining stock.

         B. PURCHASE PRICE. The purchase price shall be determined according to Section 2.4 of this Agreement.

         C. CLOSING. The closing of such purchase and sale shall take place at the offices of the Corporation, on a date selected by the Corporation, upon five (5) days notice to the Transferror, which date shall not be more than one hundred eighty (180) days from the date of the qualification of the Transferror or the termination of employment and not less than thirty (30) days following such date.

         D. PAYMENT OF PURCHASE PRICE. In the event of the death of a Shareholder, if the Shareholder is subject to an insurance "buy-out" arrangement with the Corporation, the rights to purchase the decedent's stock shall be exercisable only by the Corporation and the Purchase Price shall be paid in full within thirty (30) days of receipt of the proceeds by the Corporation. Otherwise, and in the event a Shareholder's employment is terminated, the purchase price shall be payable as follows:

                  i.       Ten (10%) percent to be paid in cash; and

                  ii. Ninety (90%) percent to be represented by a promissory note executed by the purchasing Shareholders, or the Corporation, as the case may be, payable in one hundred twenty (120) equal monthly installments, such note to be secured by the stock and payable with interest thereon at a rate which shall be established at the time of closing, and which shall equal the average of the real estate mortgage rate of interest charged by three (3) banks with offices in Jefferson Davis Parish selected by the Board of Directors of the Corporation.

         E. SECURITY. Whenever a Shareholder purchases shares of capital stock under this Agreement, such purchaser, unless he shall have paid the entire purchase price in cash, shall, following the delivery of the purchased stock, pledge the stock to the Seller with a reservation of dividend and voting rights in favor of the purchasing Shareholder, and deliver the certificates of stock issued to the purchasing Shareholder to the Seller as security for the payment of the unpaid purchase price; and such capital stock shall be so held until the entire purchase price shall be paid. Upon full payment of the purchase price, the stock shall be returned to the purchasing Shareholder.

         F. FAILURE TO EXERCISE OPTION. Upon the failure of the surviving Shareholders and/or the Corporation to exercise the option to purchase all the shares of stock of the Corporation owned by the decedent within one hundred eighty (180) days of his death, the restrictions imposed in this paragraph shall terminate.

2.4 PURCHASE PRICE. The price for each share of capital stock to be sold under paragraph 2 of this Agreement shall be as follows:

         A. In the event of death, the product of the equity interest of the Shareholder, as of the date of death, and the amount specified in the latest executed Certificate of Agreed Value.

         B. In the event of a termination of employment the product of the value of equity interest of the Shareholder and the value of the Corporation as determined by the Corporation's public accounting firm. For purposes of ascertaining the value of the Corporation, the following shall be observed:

                  i.       No allowance shall be made for good will;

                  ii. All accounts payable shall be taken at face amount, less discounts deductible therefrom, unless in the opinion of the Corporation's accountant, a reserve is necessary;

                  iii. All furniture and fixtures and equipment are to be computed at the depreciated value appearing on the books of the Corporation;

                  iv. Inventory or supplies shall be computed at cost or market value, whichever is lower;

                  v. All unpaid and accrued federal, state, city and municipal taxes, including, but not limited to, sales, payroll, unemployment insurance, excise, franchise and income, shall be deducted as liabilities. The Federal Income Surtax Exemption and State Income Tax Exemption shall be prorated for the fiscal year involved. If the Corporation is treated as an "S" corporation on the valuation date, state and federal taxes shall be accrued as if the Corporation was not an "S" corporation;

                  vi. Death proceeds of insurance held by the Corporation, if any, insuring the life of a deceased Shareholder whose stock is being valued for purchase under this Agreement, shall not be included in the valuation to the extent such proceeds exceed the unpaid premiums and cash value on the policy of the insured Shareholder;

                  vii. The date of determination of the stock value ("Valuation Date") shall be the last day of the month immediately preceding the making of the Transferror's offer, or the termination of the Shareholder's employment.

                  viii. Contractual obligations of the Corporation, contingent or otherwise, under non-qualified "Deferred Compensation Agreements", "Salary Continuation Agreements", or other such agreements shall be fully valued as a liability of the Corporation without discount for interest or any contingency, including the termination of employment of any contracting employee, which might reduce or terminate the Corporation's obligation under such agreement, unless such a contingency as to a contractual obligation occurred before or on the date of valuation, in which event, the resulting reduction or termination in value of the Corporation's liability shall be considered;

         C. The cost of determination of such purchase price shall be paid by the Corporation;

2.5 ENDORSEMENT OF STOCK CERTIFICATE. All certificates for shares of the Corporation shall be endorsed with a statement indicating that transfer of the shares represented by the certificate are subject to restrictions contained in this Shareholders' Agreement.

2.6 VALUE OF PURCHASE PRICE FOR TAX PURPOSES. It is understood that the Purchase Price, determined as set forth hereinabove, shall be the value of the purchased shares for all tax purposes. In the event such value is later increased by any federal or state taxing authority, any tax liability resulting from such increase shall be borne by the parties equally.

2.7 DEADLOCK. If any Shareholder becomes dissatisfied with the other Shareholders, the operation of the Corporation, or otherwise, the dissatisfied Shareholder shall have the right to deliver to the other Shareholders in identical form a written offer setting forth the price and other terms at which the offering Shareholder both:

         A. Irrevocably offers to sell all, but not less than all, his interest in the Corporation to the other Shareholders, or

         B. Irrevocably offers to buy all, but not less than all, the other Shareholders' interest in the Corporation.

                  i. Within fifteen (15) days after the offering Shareholder delivers said offer to the other Shareholders, the other Shareholders must accept either the offer to sell or the offer to buy by delivery of a written acceptance of either the offer to sell or the offer to buy. Should the decision of the other Shareholders to buy or sell not be unanimous, each Shareholder who dissents from the majority decision shall have the right to join with the offering Shareholder to sell his interest to, or to buy the interests of, the remaining other Shareholders, as the case may be. If the other Shareholders fail to deliver said notice of acceptance within such thirty (30) day period, the offering Shareholder shall elect which offer has been accepted and shall give notice of such election to the other Shareholders within ten (10) days after such thirty (30) day period.

                  ii. Any offer, acceptance or notice of election under this Agreement shall be deemed to be duly delivered when delivered in person or when mailed by certified mail, postage prepaid, addressed to the appropriate recipient thereof at his last known address as shown on the books of the Corporation.

                  iii. If there shall be more than one Shareholder purchasing pursuant to this section, each of such purchasing Shareholders shall be entitled to purchase such proportionate part of the Corporation's interests, being sold pursuant to this, as the percentage interest then owned by him bears to the total percentage interest then owned by all of the Shareholders who shall desire to purchase part of the Corporation's interests being sold, or such greater part of the Corporation's interests being sold as shall be agreed upon by all the Shareholders who shall desire to purchase part of the Corporation's interests being sold pursuant thereto.

                  iv. The closing of any purchase and sale under this section shall be held at the principal office of the Corporation (or such other place as may be agreed upon by the offering Shareholder and the other Shareholders), within ninety (90) days after delivery of the initial offer to the other Shareholders. At the closing, the amount of the purchase price shall be paid in cash, or otherwise as specified in the initial offer, against delivery of all documents necessary to transfer all of the selling Shareholder(s)' interests.

2.8 INDEBTEDNESS OF A SHAREHOLDER. In the event that there is a purchase and sale of shares of stock or interest therein, pursuant to the provisions herein above, and there is any indebtedness owed by the selling Shareholder or his estate to any party to this Agreement, then, notwithstanding the said provisions relating to the payment of the purchase price, any amount to be paid for the stock being purchased shall be applied first to reduce and satisfy any indebtedness owed by the selling Shareholder or his estate to any party under this Agreement.

2.9 DEFAULT. In the event of a default in any payment as provided for in Paragraph 2.3 herein above, the Seller shall deliver to the surviving or remaining Shareholders that portion of the shares of the purchasing Shareholder equal to the ratio that the amount paid bears to the total purchase price, and shall retain the balance of such shares. The estate or the Seller, whichever the case may be, shall retain the portion of the purchase price received and shall have a claim against the surviving or remaining Shareholders for the difference between the value of the shares as of the date of purchase and the value thereof as of the date of default. No other claim for damages shall be available to the estate or the Seller.

                                      III.
                          ISSUANCE OF ADDITIONAL STOCK

3.1 No additional capital stock of this Corporation shall hereafter be authorized, and no additional authorized capital stock of this Corporation shall hereafter be issued, without the unanimous consent of all the Shareholders.

                                       IV.
                                 NON-COMPETITION

5.1 NON-COMPETITION. In consideration of the issuance of stock in the Corporation and the mutual obligations assumed under this Agreement by each Shareholder and by the Corporation, each Shareholder agrees that except as may be specifically agreed to in writing by the Corporation, for throughout the term of this Agreement and during a period of two
         (2) years following its termination, he shall not carry on or engage or participate in any business the same as or in competition with the Corporation within Jefferson Davis Parish. The phrase "the business of the Corporation" means provision of physical therapy, occupational therapy and/or cardiac rehabilitation services. The phrase "carry on or engage or participate in a business the same as or in competition with the Corporation" shall include but not be limited to, the doing, by the Shareholder, of any of the following listed acts:

         A. carrying on or engaging in any such business as a principal, or on his own account, or solely or jointly with others, or as a director, officer, agent, employee, consultant or partner (general or limited) or stockholder or holder of any partnership interest (general or limited) or holder of any equity interest or membership interest of any entity, including a sole proprietorship, corporation, partnership, limited partnership or limited liability company; or

         B. as agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or the disposition of any such business; or

         C. giving advice to any other person, firm, association or corporation engaging in any such business; or

         D. lending or allowing his name or reputation to be used in any such business; or

         E. allowing his skill, knowledge, experience or reputation to be used in any such business; or

         F. calling upon any person or entity to which the Corporation has heretofore provided, is currently providing or has heretofore been negotiating for the provision of physical therapy, occupational therapy or cardiac rehabilitation services, for the purpose of soliciting, diverting, enticing away the business of such person or entity, or otherwise disrupting the previously established or future relationship between such person and the Corporation; or

         G. hiring, offering to hire, or employing, or entering into business with, whether as a joint venture, partnership, corporation or otherwise, or offering or agreeing to do any of the foregoing with any employees of the Corporation within Jefferson Davis Parish.

5.2 ENFORCEMENT. It is the desire and intent of the parties that the provisions of this Article V shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the covenant hereunder shall be adjudicated to be invalid or unenforceable in any one such jurisdiction, this Article V shall be deemed amended to delete therefrom or reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made. Moreover, each provision of this Agreement is intended to be severable; and in the event that any one or more of the provisions contained in this Agreement shall for any reason be adjudicated to be invalid or unenforceable in any jurisdiction, the same shall not affect the validity and enforceability of any other provisions of this Agreement in that jurisdiction, but this Agreement shall be construed in such jurisdiction as if such invalid or unenforceable provision had never been contained therein. The parties agree that upon the breach or threatened breach of any covenant of this Agreement, the Corporation would suffer irreparable harm for which it would have no adequate remedy at law and would, therefore, be entitled to injunctive relief against any such breach or threatened breach as well as whatever other remedies may be available to it.

                                       VI.
                                  TERMINATION

6.1 TERMINATION OF AGREEMENT. This Agreement shall terminate upon the occurrence of one of the following events:

         A. The written agreement of the parties hereto or their permitted successors in interest to that effect;

         B. The bankruptcy, receivership, liquidation or dissolution of the Corporation;

         C. The disposal of all the shares of stock of any Shareholder during his lifetime or by his succession representative or estate upon his death, as to such retiring or deceased Shareholder only, or

         D. All of the issued and outstanding stock of the Corporation becoming owned by a single Shareholder of the Corporation.

         E. The Corporation or any of its officers, directors, or any shareholder is:

                  (i) convicted of a felony relating to (i) federal or state health care program fraud or abuse; or (ii) the neglect or abuse of a patient; or

                  (ii) excluded or debarred from participation in the Medicare or Medicaid programs.

                                      VII.
                                   OPERATIONS


7.1 LHC Group, LLC shall manage the operations of the Corporation pursuant to a Management Services Agreement, and the Corporation should become fully integrated with LHC Group's operations and collaborate with its affiliates to maximize efficiency and profitability. Accordingly, the Shareholders unanimously agree that the Corporation shall enter into a Management Services Agreement with LHC Group, LLC conferring upon it the authority and power to manage the day-to-day operations of the Corporation and further providing it with the authority and powers customarily conferred upon a Manager of a limited liability company.

7.2 The Shareholders unanimously agree that the Corporation should embark on a path of growth to expand services into surrounding communities in Southwest Louisiana including but not limited to Lake Arthur, Crowley, and Lake Charles, doing business in markets outside of Jeff Davis Parish as Louisiana Physical Therapy, an affiliate of Louisiana Health Care Group, LLC. In furtherance of this goal, the Shareholders agree that LHC Group marketing personnel based in Jennings shall be allocated to promote the Corporation's services in proportion to the Corporation's Net Revenues compared to those of Jeff Davis Home Health, and Louisiana Hospice and Palliative Care of Jennings.

7.3 Unless otherwise agreed to by a two-thirds majority of the Shareholders, the Shareholders agree that the Corporation shall distribute to the Shareholders any Net Income in excess of the foreseeable needs of the Corporation within 60 days of the end of each calendar quarter.

7.4 The Corporation's books and records shall be kept on the accrual basis of accounting.


                                      VIII.
                               CONVERSION OPTION


8.1 In the event that LHC Group, LLC is sold, merged or otherwise acquired, or if it undertakes an initial public offering (collectively referred to herein as "Sale Event"), each shareholder of Hebert & Thibodeaux Physical Therapy, Inc. shall have the option to: (i) exchange its holdings of stock in the Corporation to LHC Group, LLC Membership Units at a value proportionate to the earnings of Corporation in relation to all other LHC Group, LLC operations or (ii) to sell its holdings of Stock in the Corporation to Louisiana Health Care Group, LLC at a price determined as the product of: (i) the Shareholder's percentage holdings of stock in the Corporation, and (ii) FIVE HUNDRED PERCENT (500%) of the Company's Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the twelve calendar month period ending on the last day of the last calendar month prior to the event giving rise to the valuation. LHC Group, LLC shall give each Shareholder no less than ten (10) days written notice of the pendency of a

         Sale event, and the Shareholder shall have an additional ten (10) days to exercise this Conversion Option.

8.2 In the event that the Shareholder elects to exercise the first alternative option, LHC Group, LLC agrees to complete the conversion of the Shareholder's stock to LHC Group Units and to issue the Units within thirty (30) days of receipt of notice of the exercise. The proportionate number of Units to be issued shall be calculated as the percentage holding of stock of the Shareholder multiplied by the product of (i) the total issued and outstanding Units of LHC Group, LLC as of the date of the notice and (ii) a fraction, the numerator of which is the Corporation's EBITDA and denominator of which is LHC Group, LLC's EBITDA. As a conditions precedent to the issuance of the Units by LHC Group, LLC, the Shareholder will: (i) execute a written consent to the Sale Event; and (ii) execute a counterpart to the Operating Agreement. The Units issued to the Shareholder shall be subject to all terms, conditions and restrictions contained in the Operating Agreement. The Shareholder shall be bound by the terms and conditions of the Sale Event in respect to the Units issued to it by LHC Group, LLC.

8.3 In the event that the Shareholder elects to exercise the second alternative option, LHC Group, LLC agrees to pay the purchase price by delivery of an unsecured, non-negotiable promissory note in the amount of the purchase price, with LHC Group, LLC as maker, payable in twenty equal quarterly installments, commencing ninety days after the effective date of the transfer, with interest at the prime rate published in the Wall Street Journal on the date of the transfer without prepayment penalties. The note shall contain a subordination clause subordinating the note to all other debts of LHC Group, LLC. At its sole option and discretion, LHC Group, LLC may pay all or part of the purchase price in cash at the time of the transfer.

8.4      This Conversion Option shall terminate upon the earlier to occur of:

         A.       The termination of this Agreement;

         B. The disposal of all the shares of stock of any Shareholder during his lifetime or by his succession representative or estate upon his death, as to such retiring or deceased Shareholder only; or

         C. Upon the withdrawal of Louisiana Health Care Group, LLC as a shareholder of the Corporation.

8.6 The parties acknowledge and agree that it is their intention for this Conversion Option to operate only so long as the Sale Event actually occurs and closes. In the event that the Sale Event does not occur as scheduled, the exchange performed under the option shall automatically and immediately be rescinded, without any requirement of notice by either party, and Shareholder shall surrender any Units received and, likewise shall have returned to him the stock tendered for conversion, or the stock shall be returned and the purchase price shall be returned or promissory note cancelled, as the case may be.

8.5 LHC Group, LLC, the sole Member and Manager of Louisiana Health Care Group, LLC, intervenes in this Shareholders' Agreement to acknowledge and agree to the terms of this Conversion Option and to ratify such terms.

                                       IX.
                                  MISCELLANEOUS


9.1 SHAREHOLDERS' RIGHTS OF CONTRIBUTION. If for any reason, a Shareholder sustains any liabilities or is required to pay any losses arising out of, or directly connected with, the Corporation, or the execution of any agreements or guarantees in connection with the Corporation's operations, which are in excess of his, her or its proportionate holdings of shares in the Corporation, the other Shareholders shall promptly reimburse the affected Shareholder this excess, so that each and every Shareholder of the Corporation will then have paid its proportionate share of such losses to the full extent of its holdings of shares in the Corporation.

9.2 GOVERNING LAW. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Louisiana.

9.3 RECORDS AND ACCOUNTS. Each business enterprise of the Corporation shall maintain its own records and books of accounts, separate and apart from any other business enterprise of the Corporation.

9.4 AMENDMENTS; MODIFICATION. This Agreement may be amended, modified, or altered only by execution of a written agreement authorized by corporate resolution and signed by all the parties hereto.

9.5 NOTICES. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein, shall be given in writing by United States certified mail addressed, in the case of the Shareholders, to his address appearing in the records of the Corporation, or to his residence, or to such other address as may be designated by him, and, in the case of the Corporation, to the principal office of the corporation, and shall be considered to have been delivered on the 5th day following the date stamped by the post office.

9.6 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

9.7 BINDING EFFECT. This Agreement shall bind and, unless inconsistent with its provisions, shall inure to the benefit of the Executor, Administrator or Succession Representative, and the heirs and permitted assigns of each of the Shareholders.

9.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein. This Agreement shall not be construed or interpreted as a contract of employment. This Agreement supersedes any prior Agreement of the parties.


         THUS DONE AND SIGNED, in Jennings, Louisiana on the day and year first above written.

WITNESSES                                       "SHAREHOLDERS"


/s/ Barr Brown                                  /s/ David D. Hebert
------------------------------                  --------------------------------
                                                David D. Hebert

/s/                                             /s/ Christopher B. Thibodeaux
------------------------------                  --------------------------------
                                                Christopher B. Thibodeaux

"INTERVENOR"

LHC GROUP, LLC



BY: /s/ Keith G. Myers                          /s/ Kevin P. Touchet
   ---------------------------                  -------------------------------
   Keith G. Myers, Manager                      Kevin P. Touchet


                                                /s/ Daryl J. Albro
                                                -------------------------------
                                                Daryl J. Albro


"CORPORATION"
HERBERT AND THIBODEAUX                          LOUISIANA HEALTH CARE
PHYSICAL THERAPY, INC.                          GROUP, LLC

                                                BY: LHC GROUP, LLC, Manager


BY: /s/ Christopher B. Thibodeaux               BY:  /s/ Keith G. Myers
   ------------------------------                   ---------------------------
Christopher Thibodeaux, Secretary-Treasurer           Keith G. Myers, Manager



                        /s/ R. A. MacMillan
                     -----------------------------
                          Notary

                           CERTIFICATE OF AGREED VALUE


         WHEREAS, Louisiana Health Care Group, LLC, David D. Hebert, Christopher
B. Thibodeaux, Kevin P. Touchet and Daryl J. Albro, (hereinafter referred to as "Shareholders"), own all of the outstanding shares of Hebert & Thibodeaux Physical Therapy, Inc., a Louisiana corporation, (hereinafter referred to as "Corporation"), and

         WHEREAS, Shareholders and Corporation have executed an Agreement containing certain restrictions and obligations on the shares of stock of said Corporation,

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, it is hereby agreed by the undersigned as follows:

1. Value. Pursuant to Paragraphs 2.3 and 2.4 of said Agreement for the purposes therein stated, for the current calendar year and continuing until a new Certificate is executed by the parties hereto, the value of the shares of said Corporation is hereby agreed to be_______________ DOLLARS ($_______) per share.

         THUS DONE AND SIGNED, on this the___day of____________, 200__, and effective the_____day of_____________, 200__ in Jennings, Louisiana.


SHAREHOLDERS                       HEBERT AND THIBODEAUX PHYSICAL THERAPY, INC.
                                   "CORPORATION"


                                   BY:
--------------------------             ---------------------------------------
David D. Hebert                       Christopher Thibodeaux, Sect-Treasurer


--------------------------         LOUISIANA HEALTH CARE GROUP, LLC
Christopher B. Thibodeaux          Shareholder

                                   BY:   LHC GROUP, LLC, Manager


                                   BY:
--------------------------            -------------------------------------
Kevin P. Touchet                        Keith G. Myers, Manager


--------------------------
Daryl J. Albro